
Exhibit 12.1                         RATIO OF EARNINGS TO FIXED CHARGES

                                                                  For the Years Ended December 31,
                                                                  -------------------------------
                                                              1994               1995               1996
                                                              ----               ----               ----
                                                                            (in thousands)
Pretax income (loss) from continuing operations             $(1,674)           $(17,233)         $(87,986)

Less:  losses from less than 50% owned persons                  551               4,327             2,681
                                                            -------            --------          --------

                                                             (1,123)            (12,906)          (85,305)

Fixed charges
         Interest, whether expensed or capitalized               --                  30            20,298
         Amortization of debt expense                            --                  --                --
         Rental expense demonstrated to be interest              --                  --                --
         Preferred stock dividend requirements                   --                  --                --
                                                            -------            --------          --------
Total fixed charges                                               0                  30            20,298

Adjusted earnings                                            (1,123)            (12,876)          (65,007)
                                                            ========           =========         =========

Ratio of adjusted earnings to fixed charges                       --            (429.20)            (3.20)
                                                            ========           =========         =========

Note:  earnings are inadequate to cover fixed charges
         Amount of coverage deficiency                      $(1,123)           $(12,906)         $(85,305)
                                                            =========          ==========        =========
